Exhibit 4.1

SUPPLEMENTAL PROVISIONS
to
Rights Agreement between Community Banks, Inc. and CommunityBanks

WHEREAS, on February 12, 2002, the Board of Directors of Community Banks, Inc. (“Community”) authorized and declared a dividend distribution of one Right for each share of Common Stock of the Company outstanding on February 28, 2002 (the “Rights Agreement”) and which would become outstanding up until the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (all capitalized terms have the meanings set forth in the Rights Agreement), each Right representing the right to purchase one share of Common Stock, upon the terms and subject to the conditions set forth in the Rights Agreement; and

WHEREAS, on August 7, 2007, the Board of Directors of Community, parent company of CommunityBanks, adopted resolutions to supplement provisions (the “Supplemental Provisions”) of the Rights Agreement.

NOW, THEREFORE, the Rights Agreement is hereby supplemented as of August 7, 2007 with the following provisions:

1.           The Rights Agreement shall have no application to or effect on the acquisition of Community by Susquehanna Bancshares, Inc. (“Susquehanna”) pursuant to the amended and restated merger agreement with Susquehanna dated as of July 25, 2007 (the “Merger Agreement”).

2.           Provisions of Section 11 and Section 13 of the Rights Agreement relating to exercise of the Rights shall not apply to the Merger Agreement or to the acquisition of Community’s common stock, $5.00 par value, by Susquehanna pursuant to the Merger Agreement.

3.            The final expiration date of the Rights Agreement means the date and time immediately prior to the effective time of the merger with Susquehanna.

4.           In the event that for any reason the merger with Susquehanna does not occur, paragraphs 1 through 3 hereof shall have no force or effect.

IN WITNESS WHEREOF, the parties hereto have caused these Supplemental Provisions to be duly executed and attested, as of August 7, 2007.
ATTEST:	Community Banks, Inc.

By:_/s/ Patricia E. Hoch__	By: /s/ Eddie L. Dunklebarger________________
Patricia E. Hoch	Eddie L. Dunklebarger, President and CEO

ATTEST:	CommunityBanks

By:_/s/ Patricia E. Hoch__	By: /s/ Eddie L. Dunklebarger________________
Patricia E. Hoch	Eddie L. Dunklebarger, President and CEO